Exhibit 8.1

1301 K Street, N.W. Suite 1100, East Tower Washington, DC 20005-3317 Phone: +1 202 414 9200 Fax: +1 202 414 9299 reedsmith.com

January 9, 2015

ETF Managers Group Commodity Trust I

35 Beechwood Road

Suite 2B

Summit, NJ 07901

RE:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as tax counsel for ETF Managers Group Commodity Trust I (the “Trust”), a Delaware statutory trust established in series, in connection with the offer and sale (the “Offering”) of shares (the “Shares”) representing fractional undivided shares of beneficial interest in the Sit Rising Rate ETF, a series of the Trust (the “Fund”).

As counsel to the Trust, we have participated in the preparation of the registration statement for the Offering on Form S-1 (the “Registration Statement”), to be filed with the SEC on or about January 12, 2015, to which this opinion is an exhibit, including the discussion set forth under the caption “U.S. Federal Income Tax Considerations” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Shares pursuant to the Offering.

Our opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code (the “Regulations”), and public administrative and judicial interpretations of the Code and the Regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Our opinion represents only our legal judgment based on current law and the facts as referred to above, and has no binding effect on the U.S. Internal Revenue Service or the courts. The U.S. Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

Our opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond the opinion expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof.

NEW YORK ♦ LONDON ♦ HONG KONG ♦ CHICAGO ♦ WASHINGTON, D.C. ♦ BEIJING ♦ PARIS ♦ LOS ANGELES ♦ SAN FRANCISCO ♦ PHILADELPHIA ♦ SHANGHAI ♦ PITTSBURGH

MUNICH ♦ ABU DHABI ♦ PRINCETON ♦ NORTHERN VIRGINIA ♦ WILMINGTON ♦ SILICON VALLEY ♦ DUBAI ♦ CENTURY CITY ♦ RICHMOND ♦ GREECE ♦ OAKLAND

ETF Managers Group Commodity Trust I January 9, 2015 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Respectfully submitted,

/s/ Reed Smith LLP

Reed Smith LLP

LNH/WTC/JMT